                                                               Exhibit (a)(1)(i)

               DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.
                               2005 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103

Dear Shareholder:

     On May 18, 2006, the Board of Directors of the Delaware Investments Dividend and Income Fund, Inc. (the "Fund"), approved a tender offer for shares of the Fund's Common Stock. The Fund is commencing an offer to purchase up to 5% of its issued and outstanding shares upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). If more than 5% of the Common Stock is tendered and not withdrawn, any purchases will be made on a pro rata basis. The offer is for cash at a price per share equal to the Fund's net asset value ("NAV") as of 4:00 p.m. New York City time the day after the offer expires (as described below). The Offer is designed to provide shareholders of the Fund the opportunity to redeem shares based on their NAV should they wish to do so.

     In order to participate, the materials described in the Offer must be delivered to Mellon Investor Services LLC by 11:59 p.m. New York City time, June 30, 2006, or such later date to which the Offer is extended (the "Expiration Date"). The pricing time and date for the Offer is currently scheduled to be 4:00 p.m. New York City time on July 3, 2006. Should the Offer be extended beyond June 30, 2006, the pricing date will be the next business day following the newly designated Expiration Date. The amount to be paid per share will be the NAV of the Common Stock as of 4:00 p.m. New York City time on the pricing date. Shareholders who choose to participate in the Offer can expect payments for shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date. The Fund will charge a per account fee of $25.00 ("Service Fee") for each account for which any shares are tendered and accepted to help defray the costs of conducting the Offer. Shareholders whose shares are not held of record in the name of a broker, dealer, commercial bank, trust company or other nominee ("Nominee") must attach a check or money order for an amount equal to $25.00 with the Letter of Transmittal. Shareholders whose shares are held of record in the name of a Nominee should not include a check for the Service Fee; rather, the Nominee will pay the Service Fee and that firm may bill you separately for that fee. The Service Fee will be returned to you or the Nominee, as appropriate, only if the Fund does not accept any of the shares that you have tendered.

     If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any shares and, if so, how may shares to tender.

     As of 4:00 p.m. on Friday, May 26, 2006, the Fund's NAV was $12.82 per share and 11,588,670 shares were issued and outstanding. The Fund's NAV during the pendency of this Offer may be obtained by contacting Mellon Investor Services LLC, the Fund's Depositary and Information Agent, toll free at:
1-866-340-1397.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. THE FUND AND BOARD URGE EACH SHAREHOLDER TO READ AND EVALUATE THE OFFER AND RELATED MATERIALS CAREFULLY AND MAKE HIS OR HER OWN DECISION. QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE OFFER SHOULD BE DIRECTED TO MELLON INVESTOR SERVICES LLC, AT 1-866-340-1397.

                                        Sincerely,

                                        /s/ Jude T. Driscoll
                                        ----------------------------------------
                                        Jude T. Driscoll
                                        Chairman, Director, Chief Executive
                                        Officer and President

June 2, 2006

                       This Page Intentionally Left Blank

                                OFFER TO PURCHASE

               DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.

                       OFFER TO PURCHASE FOR CASH 579,434
                       OUTSTANDING SHARES OF COMMON STOCK
                               SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED SECTION REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION IN THE OFFER TO PURCHASE OF THE TOPICS IN THIS SUMMARY.

WHAT AND HOW MANY SECURITIES IS DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC. (THE "FUND") OFFERING TO PURCHASE? (SEE SECTION 1, "PRICE; NUMBER OF SHARES; SERVICE FEE")

     The Fund is offering to purchase up to 5% or 579,434 shares (the "Offer Amount") of its shares of Common Stock ("Share" or "Shares"). If the number of Shares properly tendered and not withdrawn prior to the date and time the offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be repurchased.

HOW MUCH AND IN WHAT FORM WILL THE FUND PAY ME FOR MY SHARES? (SEE SECTION 1, "PRICE; NUMBER OF SHARES; SERVICE FEE" AND SECTION 4, "PAYMENT FOR SHARES")

     The Fund will pay cash for any Shares purchased pursuant to the offer. The purchase price will equal the net asset value ("NAV") per share, as of 4:00 p.m., New York City time, on July 3, 2006, unless the offer is extended. As of May 26, 2006, the Fund's NAV was $12.82 per Share. Of course, the NAV can change every business day.

WHEN DOES THE OFFER EXPIRE? CAN THE FUND EXTEND THE OFFER, AND IF SO, WHEN WILL THE FUND ANNOUNCE THE EXTENSION? (SEE SECTION 1, "PRICE; NUMBER OF SHARES; SERVICE FEE" AND SECTION 15, "EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS")

     o The offer expires on Friday, June 30, 2006, at 11:59 p.m., New York City time, unless the Fund extends the offer.

     o The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price on the first business day after the new expiration date.

     o If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:30 a.m. Eastern time on the next business day following the previously scheduled expiration date.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS? (SEE SECTION 1, "PRICE; NUMBER OF SHARES; SERVICE FEE," SECTION 4, "PAYMENT FOR SHARES" AND SECTION 16, "FEES AND EXPENSES")

     Yes, a service fee of $25.00 must be paid to the Fund for each account for which any shares are tendered to help defray certain costs, including the processing of tender forms, effecting payment, postage and handling. In the case where none of the Shares you tender are accepted, the Fund will return the Service Fee.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? (SEE SECTION 11, "SOURCE AND AMOUNT OF FUNDS")

     Yes. Assuming the Fund purchases 579,434 Shares at the May 26, 2006 NAV of $12.82 per Share, the Fund's total cost, not including fees and expenses incurred in connection with the offer, will be approximately $7.4 million. The Fund intends to first use cash on hand to pay the purchase price for Shares tendered, and then intends to sell portfolio securities to raise the additional cash needed for the purchase of the Shares. The Fund will not borrow money to finance the purchase of Shares in the offer.


                                       (i)

HOW DO I TENDER MY SHARES? (SEE SECTION 2, "PROCEDURES FOR TENDERING SHARES")

     If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that firm if you wish to tender your Shares.

     All other shareholders wishing to participate in the offer must, prior to the date and time the offer expires, EITHER:

     o Complete and execute the Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal. YOU MUST SEND THESE MATERIALS ALONG WITH A $25.00 CHECK OR MONEY ORDER MADE PAYABLE TO DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC. to Mellon Investor Services LLC (the "Depositary") at its address set forth on page (v) of this offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page (v) of this offer. If your Shares are held in book-entry form, you must comply with the Book-Entry Delivery Procedure set forth in Section 2.C of this offer. In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.

          OR

     o Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this offer.

     The Fund's transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund's dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the shareholder's uncertificated shares for tender first, and accept the balance of tendered shares from the shareholder's certificated shares.

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES? (SEE SECTION 3, "WITHDRAWAL RIGHTS")

     You may withdraw your tendered Shares at any time before 5:00 p.m. New York City time on the date the offer period expires. In addition, after 11:59 p.m. New York City time on July 28, 2006, if the Fund has not yet accepted tendered shares for payment, you may withdraw your tendered shares.

HOW DO I WITHDRAW TENDERED SHARES? (SEE SECTION 3, "WITHDRAWAL RIGHTS")

     If you desire to withdraw tendered Shares, you should either:

     o    Give proper written notice to the Depositary; or

     o If your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to withdraw your tendered Shares.

WILL THERE BE ANY TAX CONSEQUENCES TO TENDERING MY SHARES? (SEE SECTION 2, "PROCEDURES FOR TENDERING SHARES," SECTION 10, "CERTAIN EFFECTS OF THE OFFER" AND SECTION 14, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES")

     If your tendered Shares are purchased, it will be a taxable transaction either in the form of a "sale or exchange" or, under certain circumstances, as a "dividend."

     Please consult your tax advisor as to the tax consequences of tendering your Shares in this offer.

WHAT IS THE PURPOSE OF THE OFFER? (SEE SECTION 6, "PURPOSE OF THE OFFER")

     The purpose of the offer is to fulfill a commitment made in the Fund's prospectus, dated March 18, 1993, by the Board of Directors of the Fund to conduct a tender offer for Shares of the Fund when, among other things, the Shares trade at an average discount from NAV of more than 3% for a certain period of time during any given year. The offer is intended to attempt to reduce any market discount in the Fund's Shares. There can be no assurance that the offer will result in the Fund's Shares trading at a price that approximates or is equal to their NAV.

     The Fund's Board of Directors intends to review whether this tender offer effectively reduces the Fund's market discount and the Board may decide to make similar offers as described in the Fund's prospectus. In addition, if a discount to the Fund's NAV persists, the Board may consider alternative methods of reducing the discount. Therefore, the Fund cannot assure you that the Fund will make a similar tender offer in the future.


                                      (ii)

     Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER? (SEE SECTION 5, "CERTAIN CONDITIONS OF THE OFFER")

     It is the Board of Directors' policy that the Fund cannot accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board of Directors, make it inadvisable to proceed with the offer, purchase or payment. The following is not a complete list of the conditions to the offer. For a complete list of the conditions to the offer, please see
Section 5, "Certain Conditions of the Offer" of this offer.

     o The Fund would be unable to sell portfolio securities in an orderly manner and the sale would have an adverse effect on the NAV of the Fund to the detriment of those shareholders who do not tender their Shares.

     o The offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.

     o Trading generally or prices on the New York Stock Exchange or NASDAQ are suspended or limited.

     o The purchase of Shares in the offer would result in the delisting of the Shares on the New York Stock Exchange.

     o In the Board of Directors' judgment, there is any material legal action or proceeding instituted or threatened, challenging the offer or otherwise materially adversely affecting the Fund.

     o Certain circumstances beyond the Fund's control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.

     o Circumstances where, in the Board of Directors' judgment, the Fund or its shareholders may be adversely affected if Shares were purchased in the offer.

     o The Board of Directors determines that the purchase of Shares would be a breach of their fiduciary duty.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES? (SEE SECTION 10, "CERTAIN EFFECTS OF THE OFFER" AND SECTION 16, "FEES AND EXPENSES")

     If you do not tender your Shares (or if you own Shares following completion of the offer) you will be subject to any increased risks associated with the reduction in the Fund's total assets due to the payment for the tendered Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund's investment performance.

WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     For additional information or assistance, you may contact the Depositary toll-free at 1-866-340-1397 between the hours of 9:00 a.m. and 6:00 p.m. Eastern time, Monday through Friday, except holidays.


                                      (iii)

               DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.
                       OFFER TO PURCHASE FOR CASH 579,434
                     OF ITS ISSUED AND OUTSTANDING SHARES OF
                    COMMON STOCK AT NET ASSET VALUE PER SHARE

                                   ----------

                     THE OFFER PERIOD AND WITHDRAWAL RIGHTS
                  WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME
                 ON JUNE 30, 2006, UNLESS THE OFFER IS EXTENDED.

                                   ----------

     To the holders of Common Stock of DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.:

     Delaware Investments Dividend and Income Fund, Inc., a diversified, closed-end management investment company organized as a Maryland corporation (the "Fund"), is offering to purchase up to 5%, or 579,434 shares of its Common Stock ("Offer Amount"), with par value of $0.01 per share ("Shares"), for cash at a price (the "Purchase Price") equal to their net asset value ("NAV") as of 4:00 p.m. New York City time on July 3, 2006, or if the offer is extended, on the next business day after the offer expires. The offer period and withdrawal rights will expire at 11:59 p.m. New York City time on June 30, 2006 (the "Initial Expiration Date"), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the "Expiration Date"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Shares are currently traded on the New York Stock Exchange ("NYSE") under the ticker symbol "DDF." The NAV on May 26, 2006 was $12.82 per Common Share. Through the Expiration Date, you can obtain current NAV quotations from Mellon Investor Services LLC ("Depositary") by calling 1-866-340-1397 between the hours of 9:00 a.m. and 6:00 p.m. Eastern time, Monday through Friday, except holidays. Also, see Section 8, "Price Range of Shares."

     The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1, "Price; Number of Shares; Service Fee."

     A $25.00 service fee ("Service Fee") will be charged to each account tendering Shares in order to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. When tendering Shares on behalf of their clients, brokers, dealers, commercial banks, trust companies or other nominees will be required to pay the Service Fee for Shares tendered by such firm on behalf of each of their client accounts. The Service Fee will not be deducted from the purchase price. The fee will be used as an offset to the foregoing costs.

     If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.


                                      (iv)

                  THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS
                   OF THE FUND AND IS NOT CONDITIONED UPON ANY
                    MINIMUM NUMBER OF SHARES BEING TENDERED.

                  THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.
                SEE SECTION 5, "CERTAIN CONDITIONS OF THE OFFER."

                                    IMPORTANT

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Depositary and Information Agent at the telephone number set forth below.

                          Mellon Investor Services LLC
                        Telephone Number: 1-866-340-1397

                           By Facsimile Transmission:
                          Mellon Investor Services LLC
                           Attn: Reorganization Dept.
                                 1-201-680-4626

                          Confirm Receipt by Telephone:
                                 1-201-680-4860

          By Mail:                 By Overnight Courier:                 By Hand:
----------------------------   ----------------------------   ----------------------------
Mellon Investor Services LLC   Mellon Investor Services LLC   Mellon Investor Services LLC
Attn: Reorganization Dept.     Attn: Reorganization Dept.     Attn: Reorganization Dept.
P.O. Box 3300                  480 Washington Boulevard       120 Broadway, 13th Floor
South Hackensack, NJ 07606     Mail Drop - Reorg              New York, NY 10271
                               Jersey City, NJ 07310

June 2, 2006


                                       (v)

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
                                                                            ----
    Summary Term Sheet ..................................................    (i)
 1. Price; Number of Shares; Service Fee ................................      1
 2. Procedures for Tendering Shares .....................................      2
 3. Withdrawal Rights ...................................................      4
 4. Payment for Shares ..................................................      5
 5. Certain Conditions of the Offer .....................................      6
 6. Purpose of the Offer ................................................      7
 7. Plans or Proposals of the Fund ......................................      7
 8. Price Range of Shares ...............................................      7
 9. Interest of Directors and Executive Officers; Transactions and
       Arrangements Concerning the Shares ...............................      8
10. Certain Effects of the Offer ........................................      9
11. Source and Amount of Funds ..........................................     10
12. Certain Information about the Fund ..................................     10
13. Additional Information ..............................................     11
14. Certain Federal Income Tax Consequences .............................     11
15. Extension of Tender Period; Termination; Amendments .................     14
16. Fees and Expenses ...................................................     14
17. Miscellaneous .......................................................     14

1.   PRICE; NUMBER OF SHARES; SERVICE FEE.

     The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to the Offer Amount or such lesser number of its issued and outstanding Shares which are properly tendered (and not withdrawn in accordance with Section 3, "Withdrawal Rights") prior to the Initial Expiration Date. The Fund reserves the right to extend the Offer to a later Expiration Date. See Section 15, "Extension of Tender Period; Termination; Amendments." The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Shares will be their NAV computed as of 4:00 p.m. New York City time on July 3, 2006, or if the Offer period is extended, the next business day following the newly designated Expiration Date. The NAV on May 26, 2006 was $12.82 per Share. You can obtain current NAV quotations from the Depositary by calling 1-866-340-1397 during normal business hours. Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid on Shares tendered pursuant to the Offer. See Section 8, "Price Range of Shares." The Fund will not pay interest on the purchase price under any circumstances.

     The Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis.

     Shareholders will pay to the Fund a $25.00 Service Fee for each account for which any Shares are being tendered pursuant to the Offer to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Brokers, dealers, commercial banks, trust companies or other nominees ("Nominee Holder" or "Nominee Holders") will be required to pay the Service Fee in an amount equal to $25.00 multiplied by the number of such Nominee Holder's client accounts tendering shares pursuant to the Offer. Shareholders tendering through a Nominee Holder should consider that Nominee Holders may charge the Service Fee to the account of tendering shareholders, at such Nominee Holder's discretion. The Fund expects that the cost to the Fund of effecting this tender offer will exceed the aggregate of all Service Fees received from those who tender their Shares. Such excess costs associated with the tender will be charged against the capital of the Fund.

     The Service Fee will not be deducted from the proceeds of the purchase. Each shareholder (who does not tender Shares through a Nominee Holder) must pay the amount of the Service Fee by submitting with the Letter of Transmittal a check or money order made payable to Delaware Investments Dividend and Income Fund, Inc. for $25.00 for each Fund account. Each Nominee Holder must pay the amount of the Service Fee by submitting with the Letter of Transmittal a check or money order made payable to Delaware Investments Dividend and Income Fund, Inc. in an amount equal to $25.00 multiplied by the number of client accounts represented by such Nominee Holder's Letter of Transmittal. The Service Fee will be returned to a shareholder or Nominee Holder only in circumstances where none of the Shares tendered are accepted. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 4, "Payment for Shares."

     On May 26, 2006, there were approximately 11,588,670 Shares issued and outstanding and there were approximately 413 holders of record of Shares. The Fund has been advised that no Directors, officers or affiliates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of the Fund intend to tender any Shares pursuant to the Offer.

     The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 15, "Extension of Tender Period; Termination; Amendments." There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2.   PROCEDURES FOR TENDERING SHARES.

     A.   PROPER TENDER OF SHARES.

     Shareholders having Shares that are registered in the name of a Nominee Holder, such as a broker, dealer, commercial bank, trust company or other nominee, should contact such firm if they desire to tender their Shares.

     For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 11:59 p.m. New York City time on the Expiration Date:

     (a) A properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, (or an Agent's Message in the case of a book-entry transfer, all as described in Section 2.C.), payment of the Service Fee and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at its address set forth on page
          (v) of this Offer; and

     (b) Either the certificates for Shares must be transmitted to and received by the Depositary at its address set forth on page (v) of this Offer, or the tendering shareholder must comply with the Book-Entry Delivery Procedure set forth in Section 2.C; or

     (c) Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

     If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

     Letters of Transmittal and certificates representing Shares should be sent to the Depositary; they should not be sent or delivered to the Fund.

     The Fund's transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund's dividend reinvestment plan. When a shareholder tenders certificated shares, the Depositary will accept any of the shareholder's uncertificated shares for tender first, and accept the balance of tendered shares from the shareholder's certificated shares.

     Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender Shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the person making the Offer within the period specified in the Offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

     By submitting the Letter of Transmittal subject to, and effective upon, acceptance for payment of the Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such shares in accordance with the terms of the Offer, the tendering shareholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering shareholder, of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder (and, if given, will not be effective.)

     By submitting the Letter of Transmittal, and in accordance with the terms and conditions of the Offer, the tendering shareholder also shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

     B.   SIGNATURE GUARANTEES AND METHOD OF DELIVERY.

     Signatures on the Letter of Transmittal are required to be guaranteed if stock certificates for Fund Shares and/or a check for cash is to be issued in a name other than the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an "Eligible Guarantor"). An eligible guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the securities transfer medallion program, or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Exchange Act. Shareholders should contact the Depositary for a determination as to whether a particular institution is such an Eligible Guarantor. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

     C.   BOOK-ENTRY DELIVERY PROCEDURE.

     The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer by June 7, 2006. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the following must be transmitted to and received by the Depositary at the appropriate address set forth on page (v) of this Offer to Purchase before 5:00 p.m. New York City time on the Expiration Date:

     (i) The Letter of Transmittal (or manually signed facsimile thereof), with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent's Message (as defined below) in connection with a book-entry transfer; and

     (ii) Payment of the Service Fee and all other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation"), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the Book-Entry Transfer Facility participant tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the Book-Entry Transfer Facility participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the Book-Entry Transfer Facility participant.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

     D.   GUARANTEED DELIVERY PROCEDURE.

     If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

     (i)   You make such tenders by or through an Eligible Guarantor; and

     (ii) The Depositary receives, prior to 5:00 p.m. New York City time on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram, telex or facsimile transmission); and

     (iii) The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), payment of the Service Fee and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the execution date of the Notice of Guaranteed Delivery.

     E.   DETERMINATION OF VALIDITY.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of the Fund's counsel, be unlawful. Failure to include payment of the Service Fee with the Letter of Transmittal, or failure of a personal check in payment of the Service Fee to clear, will be deemed to be an incomplete tender and will be rejected. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

     F.   FEDERAL INCOME TAX WITHHOLDING.

     To prevent backup federal income tax withholding equal to 28% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders who are individuals and who have not previously submitted a Form W-8 to the Fund must do so in order to avoid backup withholding.

     For an additional discussion of backup federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14, "Certain Federal Income Tax Consequences."

3.   WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a broker, dealer, commercial bank, trust company or other nominee, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw Shares tendered at any time prior to 5:00 p.m. New York City time on the Expiration Date. In addition, after 11:59 p.m. New York City time, on July 28, 2006, if the Fund has not yet accepted tendered Shares for payment, you may withdraw your tendered Shares. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date.

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page (v) of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered.

     If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 2, "Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. None of the Fund, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in
Section 2, "Procedures for Tendering Shares," prior to 11:59 p.m. New York City time on the Expiration Date.

4.   PAYMENT FOR SHARES.

     For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 11:59 p.m. New York City time on the Expiration Date.

     Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for tendering shareholders for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, (iii) any other documents required by the Letter of Transmittal, and (iv) payment of the Service Fee. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary's account at the Book-Entry Transfer Facility or the clearance of payment of the Service Fee.

     If any tendered Shares are not accepted for payment pursuant to the terms and subject to the conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered or if a shareholder withdraws tendered shares by a valid notice of withdrawal (i) certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder, as soon as practicable following expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedures will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility, and (iii) uncertificated Shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent. The Service Fee for a particular client account will be returned to the tendering shareholder or Nominee Holder only in the case where none of the Shares tendered have been accepted for payment.

     The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of any person other than the registered holder, or if tendered certificates, if any, are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer. The Fund will not pay any interest on the purchase price under any circumstances. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 5, "Certain Conditions of the Offer."

     Any tendering shareholder or other payee who fails to complete fully and sign the Substitute Form W-9 in the Letter of Transmittal may be subject to required federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders should provide the Depositary with a completed Form W-8 in order to avoid 28% backup withholding. A copy of Form W-8 will be provided upon request from the Depositary. See Section 2, "Procedures for Tendering Shares" and Section 14, "Certain Federal Income Tax Consequences."

5.   CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, it is the announced policy of the Board of Directors of the Fund, which may be changed by the Directors, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund's Shares from the NYSE (the NYSE Listed Company Manual states that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the average market capitalization of the entity over thirty consecutive trading days is below $15,000,000); (b) impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund's securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders; (3) there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System;
(c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board of Directors' judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders. The Directors may modify these conditions in light of experience.

     The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, "Extension of Tender Period; Termination; Amendments." Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, "Extension of Tender Period; Termination; Amendments."

6.   PURPOSE OF THE OFFER.

     At the Fund's inception, the Board of Directors recognized the possibility that the Fund's Shares might trade at a discount to the NAV and determined that it would be in the best interests of shareholders to take action to attempt to reduce or eliminate that discount. As stated in the Fund's Prospectus, dated March 18, 1993 (the "Prospectus"), the Board determined that tender offers for Shares of the Fund might help reduce any market discount that may develop, and committed to the Fund, subject to exceptions detailed in the Prospectus, to conduct an annual tender offer of the Fund's issued and outstanding Shares if, during the period of twelve calendar weeks prior to a date in the second quarter designated by the Board, Shares have traded on the principal securities exchanges where listed, at an average discount from NAV of more than 3%, as of the last trading day in each week during such twelve-week period. Those conditions have been met and the Board has determined to effect this Offer under Rule 13e-4 of the Exchange Act.

     Any Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued shares.

     There can be no assurance that this Offer will reduce or eliminate any spread between market price and the NAV of the Shares. The market price of the Shares will, among other things, be determined by the relative demand for and supply of Shares in the market, the Fund's investment performance, the Fund's dividends and yields and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offer, the Board of Directors will continue to explore alternative means to reduce or eliminate the Fund's market value discount from NAV. Therefore, the Fund cannot assure you that it will make a similar tender offer in the future.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7.   PLANS OR PROPOSALS OF THE FUND.

     Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund's present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund's structure or business.

8.   PRICE RANGE OF SHARES.

     The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years (as well as the first fiscal quarter of 2006), the high and low NAV, and Market Price per Share, as well as the Closing NAV and Market Price per Share (as of 4:00 p.m. on the last day of each of the Fund's fiscal quarters) were as follows:

                            NAV ($)          MARKET PRICE ($)
                      -------------------  -------------------
FISCAL QUARTER ENDED   HIGH   LOW   CLOSE   HIGH   LOW   CLOSE
--------------------  -----  -----  -----  -----  -----  -----
February 27, 2004     12.58  11.91  12.57  12.81  11.65  12.23
May 28, 2004          12.83  11.47  11.92  12.64   9.87  11.08
August 31, 2004       12.28  11.72  12.26  11.54  10.64  11.31
November 30, 2004     12.98  12.27  12.97  12.43  11.17  11.76
February 28, 2005     12.91  13.38  13.19  12.49  11.55  12.17
May 31, 2005          13.41  12.34  12.72  12.34  11.05  11.99
August 31, 2005       13.52  12.87  13.12  13.20  11.94  12.86
November 30, 2005     13.29  12.19  12.65  13.20  11.53  12.55
February 28, 2006     12.96  12.53  12.90  12.75  11.21  12.45

     The Fund has a managed distribution policy. Under the policy, the Fund declares and pays monthly distributions and is managed with a goal of generating as much of the distribution as possible from ordinary income (net investment income and short-term capital gains). The balance of the distribution then comes from long-term capital gains and, if necessary, a return of capital. The current annualized rate is $0.96 per share. The Fund continues to evaluate its monthly distributions in light of ongoing economic and market conditions and may change the amount of the monthly distribution in the future. However, the Offer could result in additional distributions separate from those declared pursuant to the managed distribution policy due to the sale of portfolio securities in connection with the Offer. See "Recognition of Capital Gains" in Section 10, "Certain Effects of the Offer."

     Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer. At this time, it is anticipated that a cash dividend will be declared by the Board of Directors with a record date occurring before the Expiration Date and that, accordingly, holders of Shares purchased pursuant to the Offer will receive such dividend with respect to such Shares. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     The members of the Board of Directors of the Fund are: Jude T. Driscoll (Chairman), Thomas L. Bennett, John A. Fry, Anthony D. Knerr, Lucinda S. Landreth, Ann R. Leven, Thomas F. Madison, Janet L. Yeomans and J. Richard Zecher. Mr. Driscoll is considered an "interested person" of the Fund, as that term is defined in the 1940 Act, as amended (the "1940 Act"), because of his affiliation with the investment adviser of the Fund.

     The executive officers of the Fund are Jude T. Driscoll, Chairman, President and Chief Executive Officer and Michael P. Bishof, Senior Vice President and Chief Financial Officer.

     Correspondence to the Directors and executive officers of the Fund should be mailed to c/o Delaware Investments Dividend and Income Fund, Inc., 2005 Market Street, Philadelphia, Pennsylvania 19103.

     Based upon the Fund's records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), as of May 26, 2006, the Directors, executive officers and their associates (as that term is defined in Rule 12b-2 under the Exchange Act) of the Fund as a group beneficially owned no Shares. The Fund has been informed that no Director or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

     Based upon the Fund's records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund's knowledge, any of the Directors or executive officers of the Fund, nor any associates of any of the foregoing, has effected any transactions in the Shares during the sixty business day period prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund's knowledge, any of its affiliates, Directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

     Delaware Management Company (a series of Delaware Management Business Trust) (the "Adviser") serves as investment adviser to the Fund pursuant to an investment management agreement. Under the investment management agreement, the Adviser provides investment advisory services to the Fund for an annual fee calculated daily at the rate of 0.55% of the Fund's adjusted average weekly net assets.

     The Fund also is a party to certain other service agreements. The Fund is a party to an Administration and Accounting Agreement with Delaware Service Company, Inc. (the "Administrator"), an affiliate of the Adviser. Under the terms of the Administration and Accounting Agreement as of May 19, 2005, the Administrator provides accounting and administration services to the Fund for a monthly fee computed at the annual rate of 0.04% of the Fund's adjusted average weekly net assets. JPMorgan Chase & Co. serves as custodian for the Fund's portfolio securities pursuant to the Custodian Agreement entered into with the Fund. Under the Custodian Agreement, the Fund is obligated to pay a fee equal to 0.001% of the Fund's average daily net assets, plus trading fees and other out-of-pocket expenses. For the fiscal year ended November 30, 2005, the Fund paid $9,933 in custodian fees. The Fund is a party to a transfer agency agreement with Mellon Investor Services LLC. Pursuant to this transfer agency agreement, the Fund is obligated to pay

Mellon Investor Services LLC a monthly fee equal to $2,340 plus out-of-pocket expenses for the services it provides as transfer agent, dividend disbursing agent and registrar for the Fund.

     The Fund also entered into several agreements in connection with its Commercial Paper Program (the "Program"). Under the Program, the Fund sells unsecured promissory notes (the "Notes") to institutional accredited investors in private placements. The agreements related to the Program are a Depositary Agreement and a Liquidity Agreement with JPMorgan Chase. Under the Depositary Agreement, JPMorgan Chase serves as the depositary and issuing and payment agent with respect to the Notes, and under the Liquidity Agreement, JPMorgan Chase has committed to loaning the Fund up $30 million at any one time to pay maturing Notes. The Fund also is a party to a Placement Agency Agreement with Banc of America Securities LLC, as the successor by merger of Continental Bank N.A. ("Banc of America"), pursuant to which Banc of America will use its reasonable best efforts to sell Notes on behalf of the Fund.

10.  CERTAIN EFFECTS OF THE OFFER.

     Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund's portfolio securities, and hence the Fund's NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the first business day after the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering shareholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund's NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders and the value per Share for non-tendering shareholders.

     The Fund will sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This large cash position may interfere with the Fund's ability to meet its investment objective. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

     Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund's fiscal year on November 30. This recognition and distribution of gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of November 30, 2005, there was unrealized appreciation of investments on a tax basis of $10,290,474, and no remaining capital loss carry-forwards from prior years.

     In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund's performance.

     Tax Consequences of Repurchases to Shareholders. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. See
Section 14 "Certain Federal Income Tax Consequences."

     Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund's aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund's investment performance.

     Effect on Percentage of Illiquid and Restricted Securities in the Fund's Portfolio. As of May 26, 2006, the Fund held illiquid or restricted securities in an amount equal to less than one-half of one percent of the Fund's total net assets. Therefore, if the Fund does not purchase any such securities prior to the Expiration Date, the Offer and the number of Shares purchased pursuant to the Offer, will not materially increase the portion of illiquid securities in the portfolio.

     Possible Proration. If greater than 5% of the Fund's Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

     Effect on Commercial Paper Program. As a result of the decline in Fund assets due to the Tender Offer, the Fund anticipates that it will be required to reduce the amount of leverage it employs through the Program. This will require the sale of additional portfolio securities and a further reduction in the Fund's assets, with the attendant consequences discussed above.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11.  SOURCE AND AMOUNT OF FUNDS.

     The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the business day after the Expiration Date. If the NAV per Share on that date were the same as the NAV per Share on May 26, 2006, and if 5% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $7.4 million.

     The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund's investment portfolio. The Directors believe that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Directors, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5, "Certain Conditions of the Offer." The Fund will not borrow money or undertake any other alternative arrangements to finance the purchase of tendered Shares.

12.  CERTAIN INFORMATION ABOUT THE FUND.

     The Fund was organized as a Maryland corporation on February 2, 1993, and is a diversified, closed-end management investment company registered under the 1940 Act. The Shares were first issued to the public on March 26, 1993. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. The Fund's primary investment objective is to seek high current income. Capital appreciation is a secondary objective. The Fund seeks to achieve its objective by investing in income generating equity securities, including dividend paying common stocks, convertible securities, preferred stocks and other equity related securities. The Fund also invests in non-convertible debt securities consisting primarily of corporate bonds, including high yield, high risk debt securities.

     The principal executive offices of the Fund are located at 2005 Market Street, Philadelphia, Pennsylvania 19103.

13.  ADDITIONAL INFORMATION.

     The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission's office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the Commission's web site (http://www.sec.gov).

14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also "Federal Income Tax Withholding," in Section 2.F.

Federal Income Tax Consequences to Tendering Shareholders - U.S. Shareholders.

     In General. A shareholder's tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an "exchange" or a "dividend" for tax purposes.

     Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder's recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder's adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. The maximum rate on long-term capital gains for individuals applicable to such a sale of Shares is 15%. Under certain "wash sales" rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

     Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund's current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short-term depending on such shareholder's applicable holding period for the Shares tendered).

     Accordingly, the differentiation between "dividend" and "sale or exchange" treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same (35%) for corporate shareholders, under the Code the top income tax rate on ordinary income of individuals (35%) exceeds the maximum tax rate on net capital gains (15%) except to the extent any such dividends are designated by the Fund as qualified dividend income taxable at the same rate as net capital gains. In general, for individuals the amount of dividends that may be designated by the Fund as qualified dividend income cannot exceed the amount of qualified dividend income earned by the Fund on its investments for the taxable year. For corporate shareholders, the amount of dividends that may be designated by the Fund as qualifying for the 70% corporate dividends-received deduction cannot exceed the amount of the dividends received by the Fund on its investments in domestic corporations for the taxable year.

     Each shareholder's tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder's remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder's remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder's tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

     Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of
Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder's situation by a tax adviser.

     The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it
(a) results in a "complete redemption" of all the Shares owned by a shareholder,
(b) is "substantially disproportionate" with respect to a shareholder, or (c) is "not essentially equivalent to a dividend" with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

     A brief description of the three major provisions of Section 302(b) of the Code is as follows:

     1. A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a "complete redemption" of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder's family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.

     2. A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be "substantially disproportionate" with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale.

     3. Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the "complete redemption" or "substantially disproportionate" tests, a shareholder may nevertheless meet the "not essentially equivalent to a dividend" test. Whether a specific redemption is "not essentially equivalent to a dividend" depends on the individual shareholder's facts and circumstances. In any event, the redemption must result in a "meaningful reduction" of the shareholder's proportionate interest in the Fund. The Internal Revenue Service (the "IRS") has indicated in published rulings that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from ..0001118 percent to .0001081 percent - 3.3% reduction under the facts of this ruling) was sufficient to constitute a "meaningful reduction." Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 28% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the Substitute Form W-9 included with the Letter of Transmittal, providing the shareholder's taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, and (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations.

Federal Income Tax Consequences to Tendering Shareholders - Non-U.S.
Shareholders.

     U.S. Withholding at the Source. Any payments to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation (as such terms are defined in the Code) that does not hold its shares in connection with a trade or business conducted in the United States (a "Foreign Shareholder") that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the U.S. for 183 days or more and certain other conditions are satisfied. Such persons are advised to consult their own tax advisers. Special rules may also apply in the case of Foreign Shareholders that are: (i) engaged in a U.S. trade or business;
(ii) former citizens or residents of the U.S.; or (iii) subject to special rules such as "controlled foreign corporations." Such persons are advised to consult their own tax advisers.

     Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 28%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder's country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed Form W-8BEN (or other Form W-8, where applicable, or their substitute forms) to establish his or her status as an non-U.S. shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty.

Federal Income Tax Consequences to Non-Tendering Shareholders.

     Federal Income Tax Consequences to Non-Tendering Shareholders. The tender offer plan described in the Prospectus contemplates that a shareholder wishing to accept the tender offer must tender all (but not less than all) of the Shares owned by such shareholder or attributed to it under Section 318 of the Code, unless the Fund has received a private letter ruling from the IRS that a tender of less than all of a shareholder's Shares will not cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code. In connection with the 2005 tender offer and the favorable private letter ruling received by the Fund on May 5, 2005, the Fund, through its counsel, was informed by the Office of Associate Chief Counsel (Corporate) that the IRS would not issue to the Fund a similar ruling in future years. The IRS's informal policy is to issue no more than two such rulings to any one taxpayer on the premise that multiple tender offers may constitute such a "plan" that has the result of increasing the proprietary interests of some shareholders in the assets and income of the funds and the receipt of money by other shareholders. Since the Fund's organization in 1993, the Fund has consummated two tender offers, one in 2000 and one in 2005.

     In light of this communication from the IRS, it has been determined that the Fund has no affirmative obligation to obtain a ruling from the IRS as a pre-condition to accepting partial tenders. The Fund has previously stated that it would not seek a private letter ruling from the IRS in connection with accepting partial tenders for any future Fund tender offers. If the sale of Shares pursuant to the Offer is treated as a "dividend" to a tendering shareholder, however, a constructive dividend under Code Section 305(c) may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender.

     The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code, but rather, the Offer should be treated as an "isolated transaction" within the meaning of Treasury regulations. This is because, among other things, the Fund is not required by its charter, bylaws or otherwise to redeem any of its Shares, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and the Fund has no absolute commitment to make any further tender offers subsequent to the present Offer.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF

CHANGES IN FEDERAL OR OTHER TAX LAWS. THE ADVICE ABOVE WAS NOT WRITTEN AND IS NOT INTENDED TO BE USED AND CANNOT BE USED BY ANY TAXPAYER FOR PURPOSES OF (I) AVOIDING UNITED STATES FEDERAL INCOME TAX PENALTIES THAT MAY BE IMPOSED, OR (II) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TRANSACTION OR MATTER ADDRESSED HEREIN.

15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of 4:00 p.m. New York City time on the first business day following the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5, "Certain Conditions of the Offer"; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

     If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and
(ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

16.  FEES AND EXPENSES.

     The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

     The Fund has retained Mellon Investor Services LLC to act as Depositary and Information Agent. The Fund will pay the Depositary/Information Agent reasonable and customary compensation for its services and will also reimburse the Depositary/Information Agent for certain out-of-pocket expenses and indemnify it against certain liabilities. The Fund will use the Service Fees it receives to offset the fees charged by the Depositary.

17.  MISCELLANEOUS.

     The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

                                        Delaware Investments Dividend and Income
                                        Fund, Inc.

                                        June 2, 2006